July 18, 2017	EXHIBIT 10.12

Mark Levine

Dear Mark:

We are pleased to offer you continued employment with Flexion Therapeutics, Inc. (the “Company”), as General Counsel and Corporate Secretary, reporting to Michael Clayman, Chief Executive Officer. This offer letter agreement (the “Agreement”) will replace and supersede in its entirety the offer letter agreement between you and the Company dated May 8, 2017.

Initial Compensation:  Your initial compensation package includes the following:

•

An initial base salary at the rate of $14,038.47 on a bi-weekly basis (which equates to $365,000 on an annualized basis), less payroll deductions and all required withholdings and payable in accordance with the Company’s standard payroll practices as may be modified from time to time. You will also be eligible for a performance review on a periodic basis as long as you remain employed by Flexion and any salary increases for 2017 will be pro-rated based on your date of hire, which was June 26, 2017.

•

A discretionary target performance bonus of 40% of your base salary (which bonuses, if any, are calculated annually), including a prorated bonus for your actual time worked in 2017, subject to approval by the Board of Directors of the Company (the “Board”). Among other eligibility factors for such a discretionary bonus to be determined by the Board, you must be employed in good standing at the time that bonuses are paid out in order to be eligible for such a bonus. Bonuses are paid on or before March 15 of the calendar year following the applicable “bonus” year; and

•

In connection with your commencement of employment, you were granted an option (the “Option”) under the Company’s 2013 Equity Incentive Plan in place at the time of grant (the “Plan”), to purchase 125,000 shares of common stock of the Company at an exercise price per share equal to the fair market value per share of the Company’s common stock on the June 26, 2017 date of grant. The Option vests as to 25% of the shares of common stock underlying such Option on the one year anniversary of your start date and as to 1/48th of the shares of common stock underlying such Option in equal monthly installments on the last day of each month thereafter, subject to your continued employment with the Company; provided, however, that in the event that within 12 months following a “Change in Control” your employment is terminated without “Cause” or by you “for Good Reason” (but not because of your death or Disability), the Option will become immediately vested and exercisable in full. All other terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company’s standard stock option agreement and the Plan (collectively, the “Equity Documents”, which shall govern your Option). To the extent there is a conflict between this Agreement and the Equity Documents, the Equity Documents shall govern (except for defined terms specifically defined herein).Please also note that the capitalized terms “Option”, “Change in Control” and “Disability” used in this third bulleted paragraph are defined in the Equity Documents; “Cause” and “Good Reason” are defined later in this Agreement.

•

In addition to your base salary, you will be eligible for a one-time sign on bonus in the amount of$35,000 (less applicable taxes), which the Company previously paid to you on the first payroll date after you started working. Please note that if your employment is terminated for Cause or you voluntarily resign without Good Reason prior to completing one year of service, you will be required to return the entire sign-on bonus amount ($35,000) within 60 days of such termination. The time period referenced in this paragraph is not a promise, and should not be construed as a promise, of employment for any period of time.

Taxes: The Company may withhold from any payments made under this Agreement all applicable taxes and other required withholdings, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and that you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments that may be made to you pursuant to this Agreement.

Benefits: You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or employee benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. For a brief overview of what is currently available, please see the summary previously provided to you. For a more detailed understanding of the Company’s benefits and the eligibility requirements, please consult the policies and summary plan descriptions for the programs which have been previously made available to you.

Expenses: During your employment, the Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties, which expenses are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

At-Will Employment; Certain Conditions of Employment: Your employment with the Company will be “at will”, which means that the Company may modify the terms of employment at any time, and either you or the Company may terminate your employment at any time for any or no reason, with or without prior notice. Along these same lines, please note that nothing in this Agreement is a promise or guarantee of employment for any specific period of time or for continued employment.

In addition, please be advised that this offer is contingent on your executing this Agreement within the time set forth herein and a Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement attached hereto (the “Proprietary Information Agreement”) which shall supersede any prior such agreement with the Company that you have executed.

In addition to the above, by signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Compliance with Rules, etc.: You will comply at all times with (i) all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion, and (ii) the terms of the Proprietary Information Agreement that you signed with the Company. In this regard, among other things, you will be expected to comply at all times to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for others. You will also comply at all times with all laws and regulations applicable to the Company’s business and performance of your duties for the Company. After receipt, you will sign and deliver to the Company acknowledgement of receipt forms for any policy statements provided to you. As and when requested, you will also sign periodic forms to certify your continuing full compliance with the Company’s policies. You also agree that, during the term of your employment with the Company and at all times thereafter, upon reasonable request, you will fully cooperate with the Company and/or its representatives, without additional compensation, concerning any business matters or disputes of any kind about which you have, or may have, any relevant information.

Severance Eligibility: Subject to the other provisions of this Agreement, upon termination of your employment, the Company shall pay your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.

In addition, you will be eligible for the following severance benefits if your employment is terminated under the circumstances described below.

If the Company (or its successor) terminates your employment without Cause (and other than as a result of your death or Disability) or if you terminate your employment for Good Reason and provided such termination constitutes a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), then in addition to the provisions above, you will be eligible to receive the following benefits. Such benefits are expressly conditioned upon

(a)your delivery to the Company of a signed release and waiver of claims in such form as may be specified by the Company (the “Release”) within the applicable deadline set forth therein, and permitting the Release to become effective in accordance with its terms no later than the Release Deadline (as defined below) and (b) your fully complying with your obligations under your Proprietary Information Agreement:

(i)

You shall continue to receive your then-current base salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for fifteen (15) months following the date of termination (the “Severance Period”).

(ii)

If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), the Company will pay the COBRA premiums for you and your eligible dependents until the earlier of (A) the end of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage

(the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(iii)

If your termination occurs within one (1) month prior to or twelve (12) months following a Change in Control, you shall be eligible to receive the payments and benefits as described in the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) and the Participation Agreement thereunder (the “Participation Agreement”) attached hereto. You must execute the Participation Agreement within the time frame set forth therein and comply with its terms to be eligible for such benefits. If as a result of your termination or resignation you become entitled to severance benefits under the CIC Plan and you are also entitled to severance benefits described under Sections (i) and (ii) of the “Severance Eligibility” section of this Agreement above, the severance benefits under the CIC Plan shall be provided in lieu of the severance benefits you are entitled to under Sections (i) and (ii) of the “Severance Eligibility” section of this Agreement described above.

For the avoidance of doubt, you shall not be eligible for severance and continued benefits (other than the Accrued Obligations) if you resign without Good Reason, are terminated by the Company for Cause, or are terminated due to your death or disability.

Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

a)

“Cause” means the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your material violation of any contract or agreement between you and the Company (including the Proprietary Information Agreement) or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) your gross misconduct; or (vi) your repeated failure to substantially perform the duties or obligations of your position (other than due to illness or injury) despite the Company having provided you with prior notice of such failure and a reasonable (i.e., at least ten-day) opportunity to cure such failure. The determination that a termination is either for Cause or without Cause shall be made by the Company in its discretion, reasonably exercised. Any determination by the Company that you were terminated by reason of dismissal without Cause for the purposes of outstanding stock awards held by you shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.

b)

“Change in Control” is as defined in the Plan. For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the Board may, in its sole discretion and without your consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations there under.

c)

“Good Reason” means your voluntary resignation of employment with the Company after the occurrence of one or more of the following undertaken by the Company, without your consent, provided that you have followed the “Good Reason Process”: (i) a material reduction in your duties, authority or responsibilities relative to your duties, authorities or responsibilities in  effect immediately prior to such reduction; or (ii) a material reduction by the Company in your annual base salary, which you and the Company agree is a reduction of at least 10% of your base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a relocation of your principal place of employment with the Company to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (iv) a material breach by the Company of any provision of the Equity Documents (including the Plan) or any other material agreement between you and the Company concerning the terms and conditions of your employment.

d)

“Good Reason Process” shall mean that: (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition;(iii) you have cooperated in good faith with the Company’s efforts, for a period not less than     30 days following the Company’s receipt of such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e)	“Disability” is as defined in the Plan.

Section 409A: Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company the Release within the applicable time period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods described in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The benefits under this Agreement are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Section 280G: If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

General: By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the Equity Documents and Proprietary Information Agreement, CIC Plan and Participation Agreement attached hereto, set forth the entire offer to you and understanding between you and the Company and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships, provided, that, unless otherwise agreed to in writing by you and the Company, so long as you are General Counsel (or hold a similar or more senior title) of the Company, you shall report to the Chief Executive Officer of the Company. This Agreement is and will be binding on the Company’s successors and assigns.

Mark, we look forward to your continued employment as part of the Flexion team and you continuing to be part of the energy and excitement to realize our business plan. Please indicate your acceptance of this offer by signing below and returning to me. Unless signed and accepted, this offer will expire on August 17, 2017.

Sincerely,

/s/ Michael D. Clayman
Michael D. Clayman, MD
Chief Executive Officer

ACCEPTED AND AGREED TO:

Name:	/s/ Mark Levine	Date 7.18.17
Mark Levine

Attachments: Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement, Change in Control Severance Benefit Plan and Participation Agreement and Employee Benefits Overview (previously provided)